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October 25, 1996


Delta Financial Corporation
1000 Woodbury Road, Suite 200
Woodbury, New York  11797

Re:      Delta Financial Corporation
         Registration Statement on Form S-1 (No. 333-11289)

Gentlemen:

We have acted as counsel to you (the "Corporation") in connection with the preparation and filing of the above-captioned Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, covering 4,600,000 shares of the Corporation's Common Stock, par value $.01 per share (the "Shares"), to be sold by the Corporation. The Shares will be sold pursuant to the terms of an Underwriting Agreement (the "Underwriting Agreement") to be entered into by the Corporation, the stockholders of the Corporation identified on Schedule II of the Underwriting Agreement and NatWest Securities Limited, Prudential Securities Incorporated and Piper Jaffray Inc., the representatives of the several underwriters named on Schedule I to the Underwriting Agreement. This opinion letter is Exhibit 5.1 to the Registration Statement.

We have examined copies of the Certificate of Incorporation and the Bylaws of the Corporation, each as amended to date, the Registration Statement (including the exhibits thereto), the minutes of various meetings of the Board of Directors of the Corporation, and the originals, copies or certified copies of all such records of the Corporation, and all such agreements, certificates of public officials, certificates of officers and representatives of the Corporation or others, and such other documents, papers, statutes and authorities as we have deemed necessary to form the basis of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers of the Corporation and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that all of the Shares covered by the Registration Statement have been duly authorized and, when issued and purchased in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus. We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



STROOCK & STROOCK & LAVAN